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								EXHIBIT 23


			CONSENT OF ERNST & YOUNG LLP
			   INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in this Registration Statement on Form S-8 pertaining to the Employees' Stock Purchase Plan, Employees' Profit Sharing Plan and the 1993 and 1999 Long Term Incentive Plans of The Bank of New York Company, Inc. (the "Company") and to the incorporation by reference therein of our reports (a) dated January 29, 1999, with respect to the consolidated financial statements of the Company incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1998 and (b) dated June 15, 1998, with respect to the financial statements of the Company's Profit Sharing Plan included in the Plan's Annual Report (Form 11-K) for the year ended December 31, 1997, both filed with the Securities and Exchange Commission.


					/s/ ERNST & YOUNG LLP

New York, New York
May 14, 1999